UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)

  GRILL CONCEPTS, INC.
(Name of Issuer)

      Common Stock, par value $.00004 per share
(Title of Class of Securities)

         398502-20-3
(CUSIP Number)

         January 30, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 398502-20-3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Peter Cundill & Associates (Bermuda) Ltd., N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 290,500

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 290,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 290,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.07%

12.	Type of Reporting Person (See Instructions) CO, IA

CUSIP No. 398502-20-3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Peter Cundill Holdings (Bermuda) Ltd., N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 290,500

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 290,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 290,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.07%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 398502-20-3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). The Peter Cundill Trust, N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 290,500

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 290,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 290,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.07%

12.	Type of Reporting Person (See Instructions) OO

Item 1.
	(a)	Name of Issuer: Grill Concepts, Inc.
	(b)	Address of Issuer's Principal Executive Offices: 11661 San Vicente Blvd., Suite 404 Los Angeles, California 90049

Item 2.
	(a)	Name of Persons Filing (1) Peter Cundill & Associates (Bermuda) Ltd. ("PCB") (2) Peter Cundill Holdings (Bermuda) Ltd. ("Holdings") (3) The Peter Cundill Trust ("Trust")
	(b)	Address of Principal Business Office or, if none, Residence PCB, Holdings and Trust: 15 Alton Hill Southampton SN01 Bermuda
	(c)	Citizenship PCB, Holdings and Trust: Bermuda
	(d)	Title of Class of Securities: Common Stock, par value $.00004 per share
	(e)	CUSIP Number: 398502-20-3

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: (i) PCB: 290,500 (ii) Holdings: 290,500 (iii) Trust: 290,500
	(b)	Percent of class: (i) PCB: 5.07% (ii) Holdings: 5.07% (iii) Trust: 5.07%
	(c)	Number of shares as to which the person has:
		(1)	Sole power to vote or to direct the vote: (i) PCB: 290,500 (ii) Holdings: 0 (iii) Trust: 0
		(2)	Shared power to vote or to direct the vote: (i) PCB: 0 (ii) Holdings: 290,500 (iii) Trust: 290,500
		(3)	Sole power to dispose or to direct the disposition of: (i) PCB: 0 (ii) Holdings: 0 (iii) Trust: 0
		(4)	Shared power to dispose or to direct the disposition of: (i) PCB: 290,500 (ii) Holdings: 290,500 (iii) Trust: 290,500

Item 5.	Ownership of Five Percent or Less of a Class: Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Cundill International Company Ltd. ("CIC"), a company incorporated under the laws of Bermuda and managed and advised by PCB, is the sole owner of all of the shares reported hereunder by PCB, Holdings and the Trust.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable

Item 8.	Identification and Classification of Members of the Group: Not Applicable

Item 9.	Notice of Dissolution of Group: Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                      PETER CUNDILL & ASSOCIATES (BERMUDA) LTD.

Date:  February 9, 2006                               By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      PETER CUNDILL HOLDINGS (BERMUDA) LTD.

Date:  February 9, 2006                               By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      THE PETER CUNDILL TRUST

Date:  February 9, 2006                               By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

EXHIBIT 1

JOINT FILING AGREEMENT AMONG PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND THE PETER CUNDILL TRUST

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND THE PETER CUNDILL TRUST hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                                      PETER CUNDILL & ASSOCIATES (BERMUDA) LTD.

Date:  February 9, 2006                               By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      PETER CUNDILL HOLDINGS (BERMUDA) LTD.

Date:  February 9, 2006                               By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      THE PETER CUNDILL TRUST

Date:  February 9, 2006                               By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.